EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Citadel EFT, Inc.

Tustin, CA

We consent to the inclusion in this amendment No. 4 of the Registration Statement on Form S-1 of our report dated May 11, 2010 relating to the combined financial statements for the nine months ended September 30, 2009 and each of the two years in the two year period ended December 31, 2008 included in this Registration Statement on Form S-1 of Citadel EFT, Inc. We also consent to the reference to our firm under the heading "Experts" appearing herein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

September 8, 2010